Announcing the Return of The
Frenchman’s Reef Marriott Resort & Spa in St. Thomas, U.S.V.I.
and the Debut of
Noni Beach Resort, an Autograph Collection Hotel in St. Thomas, U.S.V.I.
Opening in 2020, two distinctive resort experiences in the Virgin Islands

Renderings of Noni Beach Resort Pool | Lighthouse at Marriott Frenchman’s Reef

St. Thomas, U.S. Virgin Islands (October 7, 2019) - DiamondRock Hospitality is pleased to announce the highly anticipated return of the Frenchman's Reef Marriott Resort & Spa and a new, adjacent resort under Marriott’s Autograph Collection, Noni Beach, a St. Thomas Resort. The $200+ million project is well underway and the re-envisioned resorts are expected to open in 2020.

“DiamondRock is creating two truly unique resorts in the Virgin Islands. The irreplaceable location and superlative quality of DiamondRock’s resort property in concert with Marriott’s world-class brands will create an unparalleled and authentic island guest experience. Moreover, we take pride in bringing well over 400 new jobs back to the St. Thomas community,” said Mark Brugger, President & CEO, DiamondRock Hospitality Company.

The resort complex is located on the Caribbean Sea with a cutting edge design by renowned architects Kollin Altomare and designers Whitespace Interiors. The resorts will provide several distinctive dining experiences including new restaurant concepts by critically acclaimed Chef and Global Restaurateur, Richard Sandoval.

The Frenchman’s Reef Marriott Resort & Spa, dramatically situated atop a harborside cliff with panoramic ocean views, will boast 384 guestrooms, including 28 spacious suites, three resort pools including an infinity edge pool with swim-up pool bar, a state-of-the-art luxury wellness spa, and 85,000 square-feet of extraordinary indoor and outdoor event space.

Noni Beach Resort, the first Autograph Collection hotel in the U.S. Virgin Islands, is comprised of series of intimate beach house style villas containing 94 guestrooms, including two honeymoon suites, all nestled directly on the beach. Noni Beach boasts a private, beachfront infinity-edge pool with swim-up bar, 3,000 square foot beachfront ballroom with memorable views, and multiple dining experiences including the Caribbean-casual Coco’s Beach Club as well as an indulgent restaurant with elevated, 180-degree panorama of the Caribbean Sea.

Rendering of Lobby at Noni Beach Resort

“This signing underscores our commitment to St. Thomas and to bringing back tourism, meetings and events,” said Laurent de Kousemaeker, Chief Development Officer for Marriott International in the Caribbean and Latin America. "We believe that DiamondRock Hospitality has a winning vision for this iconic property - with both the Marriott Hotels brand and the introduction of the Autograph Collection brand."

About DiamondRock Hospitality Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company owns 31 premium quality hotels with over 10,000 rooms. The Company has strategically positioned its hotels to be operated both under leading global brand families as well as unique boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

About Autograph Collection Hotels
Autograph Collection Hotels advocates for the original, championing the individuality of each of its over 160 independent hotels located in the most desirable destinations across more than 30 countries and territories. Each is a product of passion and a personal realization of its individual founder’s vision, making each hotel singular and special: Exactly Like Nothing Else. Hand-selected for their inherent craft and distinct perspectives on design and hospitality, Autograph Collection hotels offer rich immersive moments that leave a lasting imprint. For more information, please visit www.autographhotels.com, and explore our social media channels on Instagram, Twitter, and Facebook or follow along to be inspired by immersive moments that are #ExactlyLikeNothingElse. Autograph Collection Hotels is proud to participate in Marriott Bonvoy™, the new name of Marriott’s travel program replacing Marriott Rewards®, The Ritz- Carlton Rewards®, and Starwood Preferred Guest® (SPG). The program offers members an extraordinary portfolio of global brands, experiences on Marriott Bonvoy Moments and unparalleled benefits including earning points toward free hotel stays and nights toward Elite status recognition. To enroll for free or for more information about the program, visit MarriottBonvoy.marriott.com.

Media Contact
Madelyn Alster, Account Supervisor
The Brandman Agency
Tel: +1 (212) 683-2442
E-mail: madelyn@brandmanagency.com

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